EXHIBIT 23.1
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KPMG LLP
Suite 900, Morgan Keegan Tower
Fifty North Front Street
Memphis, TN 38103


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
First Horizon National Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the registering of additional deferred compensation obligations under the First Horizon Nonqualified Deferred Compensation Plan of our reports dated March 11, 2005, with respect to the consolidated statements of condition of First Horizon National Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the Company's 2004 Annual Report on Form 10-K, and to all references to our firm included therein.


   /s/ KPMG LLP
Memphis, Tennessee
April 22, 2005